Exhibit 99.1

EON Resources Inc. Announces

Newly Appointed Independent Director – Kyle Bulpitt

HOUSTON, TX / January 27, 2026 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with 20,000 leasehold acres in the Permian Basin. The fields have a total of 750 producing and injection wells producing over 1,000 barrels of oil per day. Today, the Company announced the appointment of Kyle Bulpitt, age 33, to the board of directors as an independent director. Mr. Bulpitt replaces Byron Blount, who retired from the board of as of December 31, 2025.

“Kyle is a great replacement for Byron on the board and we look forward to his involvement and contribution to the EON team”, said Dante Caravaggio, President and CEO of the Company. “The board did a search looking for an individual with experience in: oil and gas; mergers & acquisitions; and innovative financing and banking experience. We see this as a core competency of Kyle who brings a strong background in financing and acquisitions similar to that of Byron, plus a strong background in the oil and gas industry as a petroleum engineer. Byron has been an excellent director and has been with EON from the beginning. Byron will be missed, but not gone as he is an investor and owner in EON stock.”

“Many thanks to Byron”, said David M. Smith, General Counsel for the Company. “Byron was an excellent director with invaluable input and direction. We welcome Kyle to the board, who has already hit the ground running.”

“We all look forward to Kyle’s input as we are in our next stage of financing and acquisitions. Kyle brings a lot to the table with his background and experience”, said Mitchell B. Trotter, CFO of the Company. “Byron was a good director and a tremendous help in the financial market aspects of the Company, and we all wish him well in his retirement.”

Mr. Kyle Bulpitt is a petroleum engineer and has extensive experience in the oil and gas industry in the areas of financial analysis for debt and equity financing, acquisitions and divestitures, financial modeling, Asset Backed Securitization issuances, field economic and development modeling, and petroleum reserves analysis.

Kyle is currently the Executive Vice President for Corporate Development at Aethel Energy, a newly formed General Catalyst Energy Transformation Company. At Aethel, he leads all corporate development activities related to acquisition and divestiture efforts, overseeing technical, financial and commercial evaluation of acquisition and divestiture opportunities.

Prior to Aethel, he led the technical evaluation of Asset Backed Securitization issuances for various investment firms; he oversaw and performed debt and financial modeling for potential investors; and as a reservoir engineer with ConocoPhillips for five years, he performed resources assessments, long range portfolio planning, field development modeling, analyzed the optimization of long-term program performance and performed field economic and development modeling.

More information can be found on our website for the EON Board of Director profiles.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in a diversified portfolio of long-life producing oil and natural gas properties and other energy holdings.  EON’s approach is to build an energy company through acquisition and through selective development of its properties.  Class A Common Stock of EON trades on the NYSE American Stock Exchange under the symbol of “EONR” and the Company’s public warrants trade under the symbol of “EONR WS”.  For more information on the Company, please visit the EON website.

About the Grayburg-Jackson Field Property

Our Grayburg-Jackson Field (“GJF”) is located on the Northwest Shelf of the Permian Basin in Eddy County, New Mexico.  The GJF comprises of 13,700 contiguous leasehold acres where the leasehold rights include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth.  The December 2024 reserve report from our third-party engineer, Haas and Cobb Petroleum Consultants, LLC, estimates proven reserves of approximately 14.0 million barrels of oil and 2.8 billion cubic feet of natural gas.  The mapped original-oil-in-place (“OOIP”) is approximately 956 million barrels of oil.  The Company has two production programs. The first is the existing waterflood recovery primarily in the Seven Rivers formation via the 550 wells already in place. The second is via a Farmout agreement in the San Andres formation where the recovery will primarily be under the horizontal drilling program that the Company expects to drill up to 90 new wells over the next several years. More information on the property can be located on the Grayburg-Jackson Field page of our website.

About the South Justis Field Property

The South Justis Field (“SJF”) is a carbonate reservoir similar to the rest of the Permian, and is located in Lea County, New Mexico approximately 100 miles from the GJF.  The SJF is comprised of 5,360 contiguous acres containing 208 total producing and injection wells with well spacing of 50 acres.  The producing formations include the Glorietta, Blinebry, Tubb, Drinkard and Fusselman intervals that range from 5,000 feet to 7,000 feet in depth.  The original-oil-in-place (“OOIP”) is approximately 207 million barrels of oil.  More information on the property can be located on the South Justis Field page of our website.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com